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                                                                    Exhibit 10.1

                              [LOGO APPEARS HERE]

April 22, 1999

Mr. Wallace E. Smith


Dear Wally,

I am please to provide you with the terms and conditions of your anticipated employment by Number Nine Visual Technology Corporation (the "Company").

Position Your initial position will be President and Chief Executive Officer. In addition to performing duties and responsibilities associated with this position, you will be expected to perform such other duties and responsibilities that may be assigned to you by the Company from time to time. As a full-time employee of the Company, you shall devote your full business time and energies to the business and the affairs of the Company.

Starting Date/Nature of Relationship Your employment with the Company shall commence on or before May 10, 1999. If this date is not appropriate, please let me know as soon as possible. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time for any reason.

Salary/Rate of Pay Your initial salary will be $8333.33 per pay period, paid twice a month annualized at $200,000.

Incentive Bonus As discussed, your incentive bonus will be $50,000, paid out under the following schedule: (a) $15,000 when 1999 milestone completed (b) $35,000 minimum paid when the change of control of the Company is achieved. The incentive bonus assigned to the sale of the Company will be calculated as follows:

     (1) Over $65 million - .05% for the CEO, .05% for all others on the management team (at $65 million it equates to $32,500 per person, at $85 million it equates to $42,500 per person)
     (2) $85 - $100 million - 10% for the CEO and COB (at $100 million equates to $57,500 per person)
          .05% for all others on the management team (at $100 million equates to $50,000 per person)
     (3) $100 + million - .15% for the CEO and COB (at $125 million equates to $95,000 per person)
          .075% for all others on the management team (at $125 million equates to $68,750 per person)

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W. Smith Offer
page two

Stock Options On the commencement of your employment, the Company will grant you an option to purchase 300,000 shares of common stock at a purchase price equal to the fair market value calculated on the date of the execution of your employment agreement. The options will vest over four years with 25% vesting at the end of each full year of employment with the Company and will be subject to the terms of the Company's standard option agreement. Should there be a sale of all or substantially all of the outstanding capital stock or assets of the Company, or a merger or other transaction involving a transfer of all or substantially all of the beneficial ownership of the Company prior to the vesting of these options, then all of these unvested options will vest.

Benefits Upon your first day of employment, you will be eligible to participate in the Company health, dental, and vision program which will be provided subject to the terms and conditions of that coverage. After the first 90 days of employment with the Company, you will be eligible to receive such benefits as are generally provided to other employees in accordance with Company policy as in effect from time to time. (e.g:401K). The Company retains the right to change, add or cease any particular benefit.

Confidentiality The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a confidentiality agreement substantially in the form in the form of Attachment A of this letter ("Confidentiality Agreement")

Severance Should Number Nine terminate you for reasons other than for cause we will continue to pay you at your then current rate of pay and medical and dental benefits for a period of 6 (six) months from the official date of termination.

General This letter, together with the Confidentiality Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, either in writing or oral. This agreement is contingent on the successful completion of references. This letter shall be governed by the laws of the Commonwealth of Massachusetts.

You may accept this offer of employment and the terms and conditions thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning them to the Company.
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W. Smith Offer
page three

This offer will expire April 27, 1999, unless accepted by you prior to such date.

Sincerely,
NUMBER NINE VISUAL TECHNOLOGY CORPORATION

/s/ Lawrence W. Murphy
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Lawrence W. Murphy
VP Human Resources (acting)

Accepted and Agreed:

/s/ Wallace E. Smith                         Date: 4/25/99
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Wallace E. Smith